Exhibit 99.1
Corporate Office 7700 France Avenue South, Suite 275 Edina, MN 55435 Phone: 952.893.3200 Fax: 952.893.0704 www.uhs.com

CONTACT:	Rex Clevenger; Senior Vice President and Chief Financial Officer Universal Hospital Services, Inc. (952) 893-3254

UNIVERSAL HOSPITAL SERVICES, INC. ANNOUNCES FIRST QUARTER 2007 RESULTS

Edina, Minn.—(BUSINESS WIRE)— May 8, 2007 - Universal Hospital Services, Inc., a leader in medical equipment lifecycle services, today announced financial results for the quarter ended March 31, 2007.

Total revenues were $63.5 million for the first quarter of 2007, representing a $5.5 million or 10% increase from total revenues of $58.0 million for the same period of 2006.

Net income for the quarter was $3.2 million, compared to net income of $3.6 million for the same quarter last year.

Adjusted EBITDA for the first quarter of 2007 increased $2.3 million, or 10% to $25.2 million from $22.9 million in 2006.

UHS will hold its quarterly conference call to discuss 2007 first quarter results on Wednesday, May 9, 2007, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

To participate, call (888) 793-1722 and advise the operator you would like to participate in the UHS First Quarter Call with Gary Blackford. A taped replay of this call will be available from 12:00 p.m. Eastern Time on May 9 through 12:00 a.m. Eastern Time on May 16 by calling (800) 633-8284; enter reservation #21338088.

UHS will also use a slide presentation to facilitate the conference call discussion.  A copy of the presentation may be obtained via the company's website in the “Financials” section under “Presentations”.

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading medical equipment lifecycle services company. UHS offers comprehensive solutions that maximize utilization, increase productivity and support optimal patient care resulting in capital and operational efficiencies. UHS currently operates through more than 75 offices, serving customers in all 50 states and the District of Columbia.

Universal Hospital Services, Inc.
7700 France Avenue South, Suite 275
Edina, MN 55435
952-893-3200
www.uhs.com

Corporate Office 7700 France Avenue South, Suite 275 Edina, MN 55435 Phone: 952.893.3200 Fax: 952.893.0704 www.uhs.com

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Adjusted EBITDA Reconciliation. Adjusted EBITDA is defined by the Company as EBITDA before management/board fees and stock-based compensation, which may not be calculated consistently among other companies applying similar reporting measures. EBITDA and Adjusted EBITDA are not intended to represent an alternative to operating income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles ("GAAP")) as a measure of performance, and is not representative of funds available for discretionary use due to the Company's financing obligations. EBITDA is included because it is a widely accepted financial indicator used by certain investors and financial analysts to assess and compare companies and is an integral part of the Company's debt covenant calculations, and Adjusted EBITDA is included because the company's financial guidance and certain compensation plans are based upon this measure. Management believes that Adjusted EBITDA provides an important perspective on the Company's ability to service its long-term obligations, the Company's ability to fund continuing growth, and the Company's ability to continue as a going concern. A reconciliation of operating cash flows to EBITDA and Adjusted EBITDA is included below (millions).

	Quarter Ended
	Mar 31,
	2007	2006
Net cash provided by operating activities	19.3	20.1
Changes in operating assets and liabilities	(2.4)	(4.8)
Other non-cash expenses	(1.2)	(1.0)
Income tax expense	0.2	0.2
Interest expense	8.1	7.8
EBITDA	24.0	22.3
Management and board fees	0.8	0.2
Stock-based compensation	0.4	0.4

Adjusted EBITDA	25.2	22.9

Corporate Office 7700 France Avenue South, Suite 275 Edina, MN 55435 Phone: 952.893.3200 Fax: 952.893.0704 www.uhs.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Universal Hospital Services, Inc., believes statements in this presentation looking forward in time involve risks and uncertainties. The following factors, among others, could adversely affect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements: our history of net losses and substantial interest expense; our need for substantial cash to operate and expand our business as planned; our substantial outstanding debt and debt service obligations; restrictions imposed by the terms of our debt; a decrease in the number of patients our customers are serving; our ability to effect change in the manner in which healthcare providers traditionally procure medical equipment; the absence of long-term commitments with customers; our ability to renew contracts with group purchasing organizations and integrated delivery networks; changes in reimbursement rates and policies by third-party payors; the impact of health care reform initiatives; the impact of significant regulation of the health care industry and the need to comply with those regulations; difficulties or delays in our continued expansion into certain of our businesses/geographic markets and developments of new businesses/geographic markets; additional credit risks in increasing business with home care providers and nursing homes, impacts of equipment product recalls or obsolescence; increases in vendor costs that cannot be passed through to our customers; and other Risk Factors as detailed in our annual report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.